Titan Machinery Inc. Announces Results for Fiscal Second Quarter Ended July 31, 2016

- Revenue for Fiscal Second Quarter of 2017 was $278 million -
- Company Reduced Used Equipment Inventory, Year-to-Date, by $39 million or 15% -
- Company Updates Full Year Fiscal 2017 Modeling Assumptions -

West Fargo, ND – August 25, 2016 – Titan Machinery Inc. (Nasdaq: TITN), a leading network of full-service agricultural and construction equipment stores, today reported financial results for the fiscal second quarter ended July 31, 2016.

Fiscal 2017 Second Quarter Results
For the second quarter of fiscal 2017, revenue was $278.3 million, compared to $334.2 million in the second quarter last year. Equipment sales were $173.3 million for the second quarter of fiscal 2017, compared to $221.0 million in the second quarter last year. Parts sales were $58.3 million for the second quarter of fiscal 2017, compared to $62.1 million in the second quarter last year. Revenue generated from service was $31.3 million for the second quarter of fiscal 2017, compared to $32.8 million in the second quarter last year. Revenue from rental and other was $15.4 million for the second quarter of fiscal 2017, compared to $18.3 million in the second quarter last year.

Gross profit for the second quarter of fiscal 2017 was $52.9 million, compared to $62.1 million in the second quarter last year, primarily reflecting a decrease in revenue. The Company’s gross profit margin was 19.0% in the second quarter of fiscal 2017, compared to 18.6% in the second quarter last year. This increase in gross profit margin was mainly due to the change in gross profit mix to the Company's higher-margin parts and service businesses. Gross profit from parts, service and rental and other for the second quarter of fiscal 2017 was 76.6% of overall gross profit, compared to 71.2% in the second quarter last year.

Operating expenses decreased by $3.9 million to $51.5 million, or 18.5% of revenue, for the second quarter of fiscal 2017, compared to $55.4 million, or 16.6% of revenue, for the second quarter of last year. The increase in operating expenses as a percentage of revenue was primarily due to the decrease in total revenue in the second quarter of fiscal 2017, as compared to the second quarter of fiscal 2016.

Floorplan interest expense was $3.8 million for the second quarter of fiscal 2017, compared to $4.7 million in the second quarter of fiscal 2016. The decrease in floorplan interest expense is primarily due to a decrease in the average level of interest-bearing inventory in the second quarter of fiscal 2017. Other interest expense decreased to $2.8 million in the second quarter of fiscal 2017 from $3.4 million in the second quarter of fiscal 2016, primarily due to a reduced level of senior convertible notes outstanding as a result of the repurchase of $30.1 million of senior convertible notes in April 2016.

In the second quarter of fiscal 2017, the Company generated $4.7 million in adjusted EBITDA, compared to $9.8 million in the second quarter of last year. The Company includes floorplan interest expense in its EBITDA calculation.

Pre-tax loss for the second quarter of fiscal 2017 was $4.5 million, compared to loss of $0.5 million in the second quarter of last year. Adjusted pre-tax results for the second quarter are as follows:

•	Total Company: Loss of $4.5 million for the second quarter of fiscal 2017, compared to loss of $0.5 million in the second quarter last year.

•	Agriculture segment: Loss of $4.3 million for the second quarter of fiscal 2017, compared to loss of $2.5 million in the second quarter last year.

•	Construction segment: Income of $0.6 million for the second quarter of fiscal 2017, compared to loss of $1.0 million in the second quarter last year.

•	International segment: Loss of $0.2 million for the second quarter of fiscal 2017, compared to income of $1.0 million in the second quarter last year.

Net loss attributable to common stockholders for the second quarter of fiscal 2017 was $2.5 million, or loss per diluted share of $0.12, compared to net income of $0.0 million, or $0.00 per diluted share, for the second quarter of fiscal 2016. Excluding all non-GAAP adjustments, adjusted net loss attributable to common stockholders for the second quarter of fiscal 2017 was $2.5 million, or $0.12 per diluted share, compared to adjusted net income attributable to common stockholders of $0.0 million, or $0.00 per diluted share, for the second quarter of fiscal 2016.

Fiscal 2017 First Six Months Results
Revenue was $563.2 million for the first six months of fiscal 2017, compared to $687.4 million for the same period last year. Net loss attributable to common stockholders for the first six months of fiscal 2017 was $6.1 million, or $0.29 per diluted share, compared to $6.2 million, or $0.29 per diluted share, for the same period last year. Excluding non-GAAP items, adjusted net loss attributable to common stockholders for the first six months of fiscal 2017 was $7.0 million, or $0.33 per diluted share, compared to $2.9 million, or $0.14 per diluted share, for the same period last year. The Company generated $6.4 million in adjusted EBITDA in the first six months of fiscal 2017, compared to $14.9 million in the same period last year.

Balance Sheet and Cash Flow
The Company ended the second quarter of fiscal 2017 with cash of $51.1 million. The Company’s inventory level decreased to $682.0 million as of July 31, 2016, compared to $689.5 million as of January 31, 2016. This inventory decrease includes a $8.5 million reduction in equipment inventory, which reflects a $39.2 million or 14.6% decrease in used equipment inventory, partially offset by a seasonal increase of new equipment inventory of $30.6 million. The Company had $430.8 million outstanding floorplan payables on $953.5 million total discretionary floorplan lines of credit as of July 31, 2016, compared to $444.8 million outstanding as of January 31, 2016. The Company's ratio of total liabilities to tangible net worth improved to 2.0 as of July 31, 2016 from 2.1 as of January 31, 2016 reflecting the lower outstanding floorplan payables and reduced balance of senior convertible notes.

In the first six months of fiscal 2017, the Company’s net cash provided by operating activities was $60.4 million on a GAAP basis. The Company evaluates its cash flow from operating activities net of all floorplan payable activity and maintaining a constant level of equity in our equipment inventory. Taking these adjustments into account, adjusted net cash provided by operating activities was $1.1 million in the first six months of fiscal 2017, compared to $4.7 million in first six months of fiscal 2016.

Management Comments
David Meyer, Titan Machinery’s Chairman and Chief Executive Officer, stated, "In the second quarter, we focused on managing the controllable aspects of our business to best navigate the challenging operating environment. We continue to concentrate on our inventory reduction, its positive impact on our balance sheet and expect to achieve the $100 million inventory reduction goal for fiscal 2017. We reduced used inventory in the first half of fiscal 2017 by $39 million or 15%, and through the first six months of this year we exceeded our target by $13 million or 40% on our marketing plan of aged inventory through alternative channels."

Mr. Meyer commented, "We continue to expect to generate positive adjusted operating cash flow for fiscal 2017 as we execute on our inventory reduction plan. We are updating our annual modeling assumptions, primarily based on the larger than anticipated crop, its impact on commodity prices and the anticipated effect on our customer's demand. Over the past couple years we have made significant improvements to our cost structure and balance sheet, including the repurchase of senior convertible notes in the first quarter of this year. We continue to take the necessary steps to weather the current environment and improve our balance sheet to position us for long-term financial performance and capitalize on future opportunities."

Updated Fiscal 2017 Modeling Assumptions
The Company is updating the modeling assumptions for fiscal 2017 that it believes will provide investors with relevant information about expectations regarding financial results and business trends:

•	Agriculture Same Store Sales Down 17% to 22%

•	Construction Same Store Sales Flat

•	International Same Store Sales Down 7% to 12%

•	Equipment Margins Between 7.2% and 7.8%

•	Adjusted Diluted EPS loss in the second half of fiscal 2017 is expected to be less than the loss in the first half of the year

Conference Call and Presentation Information
The Company will host a conference call and audio webcast today at 7:30 a.m. Central time (8:30 a.m. Eastern time). A copy of the presentation that will accompany the prepared remarks from the conference call is available on the Company’s website under Investor Relations at www.titanmachinery.com. An archive of the audio webcast will be available on the Company’s website under Investor Relations at www.titanmachinery.com for 30 days following the audio webcast.

Investors interested in participating in the live call can dial (888) 504-7966 from the U.S. International callers can dial (719) 325-2414. A telephone replay will be available approximately two hours after the call concludes and will be available through Thursday, September 8, 2016, by dialing (877) 870-5176 from the U.S., or (858) 384-5517 from international locations, and entering confirmation code 6796743.

Non-GAAP Financial Measures
Within this release, the Company makes reference to certain adjusted financial measures, which have directly comparable GAAP financial measures as identified in this release. These adjusted measures are provided so that investors have the same financial data that management uses with the belief that it will assist the investment community in properly assessing the underlying performance of the Company for the periods being reported. This includes adjusted EBITDA, which the Company defines as net income (loss) including noncontrolling interest, adjusted for net interest (excluding floorplan interest expense), income taxes, depreciation, amortization, and items included in its non-GAAP pre-tax income (loss) reconciliation for each of the respective periods. The presentation of this additional information is not meant to be considered a substitute for measures prepared in accordance with GAAP. Investors are encouraged to review the reconciliations of adjusted financial measures used in this press release to their most directly comparable GAAP financial measures as provided with the financial statements attached to this press release.

About Titan Machinery Inc.
Titan Machinery Inc., founded in 1980 and headquartered in West Fargo, North Dakota, is a multi-unit business with mature locations and newly-acquired locations. The Company owns and operates a network of full service agricultural and construction equipment stores in the United States and Europe. The Titan Machinery network consists of 91 North American dealerships in North Dakota, South Dakota, Iowa, Minnesota, Montana, Nebraska, Wyoming, Wisconsin, Colorado, Arizona, and New Mexico, including one outlet store, and 19 European dealerships in Romania, Bulgaria, Serbia, and Ukraine. The Titan Machinery dealerships represent one or more of the CNH Industrial Brands (CNHI), including CaseIH, New Holland Agriculture, Case Construction, New Holland Construction, and CNH Capital. Additional information about Titan Machinery Inc. can be found at www.titanmachinery.com.

Forward Looking Statements
Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “potential,” “believe,” “estimate,” “expect,” “intend,” “may,” “could,” “will,” “plan,” “anticipate,” and similar words and expressions are intended to identify forward-looking statements. Such statements are based upon the current beliefs and expectations of our management. Forward-looking statements made herein, which include statements regarding Agriculture, Construction, and International segment initiatives and improvements, segment revenue realization, growth and profitability expectations, inventory expectations, leverage expectations, agricultural and construction equipment industry conditions and trends, and modeling assumptions and expected results of operations for the fiscal year ending January 31, 2017, involve known and unknown risks and uncertainties that may cause Titan Machinery’s actual results in current or future periods to differ materially from the forecasted assumptions and expected results. The Company’s risks and uncertainties include, among other things, a substantial dependence on a single distributor, the continued availability of organic growth and acquisition opportunities, potential difficulties integrating acquired stores, industry supply levels, fluctuating agriculture and construction industry economic conditions, the success of recently implemented initiatives within the Company’s operating segments, the uncertainty and fluctuating conditions in the capital and credit markets, difficulties in conducting international operations, foreign currency risks, governmental agriculture policies, seasonal fluctuations, the ability of the Company to reduce inventory levels, climate conditions, disruption in receiving ample inventory financing, and increased competition in the geographic areas served. These and other risks are more fully described in Titan Machinery’s filings with the Securities and Exchange Commission, including the Company’s most recently filed Annual Report on Form 10-K, as updated in subsequently filed Quarterly Reports on Form 10-Q, as applicable. Titan Machinery conducts its business in a highly competitive and rapidly changing environment. Accordingly, new risk factors may arise. It is not possible for management to predict all such risk factors, nor to assess the impact of all such risk factors on Titan Machinery’s business or the extent to which any individual risk factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Other than required by law, Titan Machinery disclaims any obligation to update such factors or to publicly announce results of revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Investor Relations Contact:
ICR, Inc.
John Mills, jmills@icrinc.com
Partner
646-277-1254

TITAN MACHINERY INC.
Consolidated Balance Sheets
(in thousands, except per share data)
(Unaudited)

	July 31, 2016	January 31, 2016
Assets
Current Assets
Cash	$51,090	$89,465
Receivables, net	60,076	56,552
Inventories	682,049	689,464
Prepaid expenses and other	6,148	9,753
Income taxes receivable	4,374	13,011
Total current assets	803,737	858,245
Noncurrent Assets
Intangible assets, net of accumulated amortization	5,041	5,134
Property and equipment, net of accumulated depreciation	174,596	183,179
Other	1,432	1,317
Total noncurrent assets	181,069	189,630
Total Assets	$984,806	$1,047,875

Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable	$16,265	$16,863
Floorplan payable	430,838	444,780
Current maturities of long-term debt	15,623	1,557
Customer deposits	14,026	31,159
Accrued expenses	30,488	28,914
Income taxes payable	38	152
Total current liabilities	507,278	523,425
Long-Term Liabilities
Senior convertible notes	109,011	134,145
Long-term debt, less current maturities	25,527	38,409
Deferred income taxes	10,993	11,135
Other long-term liabilities	2,225	2,412
Total long-term liabilities	147,756	186,101
Stockholders' Equity
Common stock	—	—
Additional paid-in-capital	240,674	242,491
Retained earnings	93,322	99,526
Accumulated other comprehensive loss	(4,224)	(4,461)
Total Titan Machinery Inc. stockholders' equity	329,772	337,556
Noncontrolling interest	—	793
Total stockholders' equity	329,772	338,349
Total Liabilities and Stockholders' Equity	$984,806	$1,047,875

TITAN MACHINERY INC.
Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Three Months Ended July 31,		Six Months Ended July 31,
	2016	2015	2016	2015
Revenue
Equipment	$173,301	$221,016	$358,175	$465,999
Parts	58,336	62,081	115,845	123,601
Service	31,296	32,842	62,288	65,744
Rental and other	15,400	18,251	26,885	32,042
Total Revenue	278,333	334,190	563,193	687,386
Cost of Revenue
Equipment	160,906	203,152	331,230	430,185
Parts	41,118	43,382	81,619	86,953
Service	12,045	12,327	23,645	23,687
Rental and other	11,331	13,260	20,218	24,057
Total Cost of Revenue	225,400	272,121	456,712	564,882
Gross Profit	52,933	62,069	106,481	122,504
Operating Expenses	51,487	55,385	105,989	112,495
Impairment and Realignment Costs	24	(104)	271	1,497
Income from Operations	1,422	6,788	221	8,512
Other Income (Expense)
Interest income and other income (expense)	612	837	749	(1,287)
Floorplan interest expense	(3,806)	(4,744)	(7,549)	(9,343)
Other interest expense	(2,777)	(3,360)	(3,770)	(7,187)
Income (Loss) Before Income Taxes	(4,549)	(479)	(10,349)	(9,305)
Provision for (Benefit from) Income Taxes	(1,847)	(649)	(3,789)	(2,585)
Net Income (Loss) Including Noncontrolling Interest	(2,702)	170	(6,560)	(6,720)
Less: Net Income (Loss) Attributable to Noncontrolling Interest	(182)	164	(356)	(422)
Net Income (Loss) Attributable to Titan Machinery Inc.	(2,520)	6	(6,204)	(6,298)
Net (Income) Loss Allocated to Participating Securities - Note 1	51	—	117	112
Net Income (Loss) Attributable to Titan Machinery Inc. Common Stockholders	$(2,469)	$6	$(6,087)	$(6,186)

Earnings (Loss) per Share - Diluted	$(0.12)	$—	$(0.29)	$(0.29)
Weighted Average Common Shares - Diluted	21,205	21,217	21,204	21,075

TITAN MACHINERY INC.
Consolidated Condensed Statements of Cash Flows
(in thousands)
(Unaudited)

	Six Months Ended July 31,
	2016	2015
Operating Activities
Net income (loss) including noncontrolling interest	$(6,560)	$(6,720)
Adjustments to reconcile net income (loss) including noncontrolling interest to net cash provided by operating activities
Depreciation and amortization	12,828	13,824
Other, net	2,285	5,566
Changes in assets and liabilities
Inventories	13,644	8,910
Manufacturer floorplan payable	52,048	186,563
Other working capital	(13,810)	(22,574)
Net Cash Provided by Operating Activities	60,435	185,569
Investing Activities
Property and equipment purchases	(4,906)	(4,160)
Proceeds from sale of property and equipment	1,383	2,201
Other, net	(66)	470
Net Cash Used for for Investing Activities	(3,589)	(1,489)
Financing Activities
Net change in non-manufacturer floorplan payable	(66,856)	(190,744)
Repurchase of Senior Convertible Notes	(24,983)	—
Net proceeds from (payments on) long-term debt borrowings	(1,349)	(24,410)
Other, net	(2,204)	(573)
Net Cash Used for Financing Activities	(95,392)	(215,727)
Effect of Exchange Rate Changes on Cash	171	(465)
Net Change in Cash	(38,375)	(32,112)
Cash at Beginning of Period	89,465	127,528
Cash at End of Period	$51,090	$95,416

TITAN MACHINERY INC.
Segment Results
(in thousands)
(Unaudited)

	Three Months Ended July 31,			Six Months Ended July 31,
	2016	2015	% Change	2016	2015	% Change
Revenue
Agriculture	$153,713	$209,449	(26.6)%	$332,520	$449,304	(26.0)%
Construction	83,132	81,407	2.1%	161,133	162,578	(0.9)%
International	41,488	43,334	(4.3)%	69,540	75,504	(7.9)%
Total	$278,333	$334,190	(16.7)%	$563,193	$687,386	(18.1)%

Income (Loss) Before Income Taxes
Agriculture	$(4,325)	$(2,440)	(77.3)%	$(8,083)	$(3,526)	(129.2)%
Construction	626	(937)	166.8%	(1,418)	(4,502)	68.5%
International	(175)	946	(118.5)%	(692)	(3,425)	79.8%
Segment income (loss) before income taxes	(3,874)	(2,431)	(59.4)%	(10,193)	(11,453)	11.0%
Shared Resources	(675)	1,952	(134.6)%	(156)	2,148	(107.3)%
Total	$(4,549)	$(479)	(849.7)%	$(10,349)	$(9,305)	(11.2)%

TITAN MACHINERY INC.
Non-GAAP Reconciliations
(in thousands, except per share data)
(Unaudited)

	Three Months Ended July 31,		Six Months Ended July 31,
	2016	2015	2016	2015
Pre-Tax Income (Loss)
Income (Loss) Before Income Taxes	$(4,549)	$(479)	$(10,349)	$(9,305)
Non-GAAP Adjustments (1)
Gain on Repurchase of Senior Convertible Notes	—	—	(2,102)	—
Debt Issuance Cost Write-Off	—	—	—	539
Realignment / Store Closing Costs	24	(104)	271	1,497
Ukraine Remeasurement (2)	—	63	195	2,103
Total Non-GAAP Adjustments	24	(41)	(1,636)	4,139
Adjusted Pre-Tax Income (Loss)	$(4,525)	$(520)	$(11,985)	$(5,166)

Adjusted EBITDA
Net Income (Loss) Including Noncontrolling Interest	$(2,702)	$170	$(6,560)	$(6,720)
Adjustments
Interest Expense, Net of Interest Income	2,589	3,181	5,520	6,278
Provision for (Benefit from) Income Taxes	(1,847)	(649)	(3,789)	(2,585)
Depreciation and amortization	6,620	7,157	12,828	13,824
Total Non-GAAP Adjustments to Pre-Tax Income (Loss)	24	(41)	(1,636)	4,139
Total Adjustments	7,386	9,648	12,923	21,656
Adjusted EBITDA	$4,684	$9,818	$6,363	$14,936

Net Income (Loss) Attributable to Titan Machinery Inc. Common Stockholders
Net Income (Loss) Attributable to Titan Machinery Inc. Common Stockholders	$(2,469)	$6	$(6,087)	$(6,186)
Non-GAAP Adjustments (1)
Gain on Repurchase of Senior Convertible Notes	—	—	(2,062)	—
Debt Issuance Cost Write-Off	—	—	—	529
Realignment / Store Closing Costs	24	(102)	266	1,470
Ukraine Remeasurement (2)	—	62	191	2,066
Total Pre-Tax Income (Loss) Non-GAAP Adjustments	24	(40)	(1,605)	4,066
Less: Tax Effect of Non-GAAP Adjustments (3)	9	(40)	(719)	800
Total Non-GAAP Adjustments	15	—	(886)	3,266
Adjusted Net Income (Loss) Attributable to Titan Machinery Inc. Common Stockholders	$(2,454)	$6	$(6,973)	$(2,920)

TITAN MACHINERY INC.
Non-GAAP Reconciliations
(in thousands, except per share data)
(Unaudited)

	Three Months Ended July 31,		Six Months Ended July 31,
	2016	2015	2016	2015
Earnings (Loss) per Share - Diluted
Earnings (Loss) per Share - Diluted	$(0.12)	$—	$(0.29)	$(0.29)
Non-GAAP Adjustments (1)
Gain on Repurchase of Senior Convertible Notes	—	—	(0.10)	—
Debt Issuance Cost Write-Off	—	—	—	0.03
Realignment / Store Closing Costs	—	—	0.01	0.07
Ukraine Remeasurement (2)	—	—	0.01	0.10
Total Pre-Tax Income (Loss) Non-GAAP Adjustments	—	—	(0.08)	0.19
Less: Tax Effect of Non-GAAP Adjustments (3)	—	—	(0.03)	0.04
Total Non-GAAP Adjustments	—	—	(0.04)	0.15
Adjusted Earnings (Loss) per Share - Diluted	$(0.12)	$—	$(0.33)	$(0.14)

Net Cash Provided By Operating Activities
Net Cash Provided by Operating Activities			$60,435	$185,569
Net Change in Non-Manufacturer Floorplan Payable			(66,856)	(190,744)
Adjustment for Constant Equity in Inventory			7,520	9,844
Adjusted Net Cash Provided By Operating Activities			$1,099	$4,669

(1) Adjustments are net of the impact of amounts attributable to noncontrolling interests and allocated to participating securities.
(2) Beginning in the second quarter of fiscal 2017 we discontinued incorporating Ukraine remeasurement losses into our Non-GAAP income (loss) and earnings (loss) per share calculations.  The Ukrainian hryvnia remained relatively stable during the three-month period ending July 31, 2016 and therefore did not significantly impact our consolidated statement of operations during the period.  Absent any future significant hryvnia volatility and resulting financial statement impact, we will not include Ukraine remeasurement losses in our Non-GAAP calculations in future periods.

(3) The tax effect of Non-GAAP Adjustments was calculated using a 40% tax rate for all U.S. related items that was determined based on a 35% federal statutory rate and a blended state statutory rate of 5% and no tax effect for foreign related items as all of our foreign operations have full valuation allowances on deferred tax assets including net operating losses, therefore we are not recognizing any income tax expense or benefit.